Pricing Supplement No. 2018—USNCH1549 to Product Supplement No. EA-02-06 dated April 7, 2017, Underlying Supplement

No. 7 dated July 16, 2018, Prospectus Supplement and Prospectus each dated April 7, 2017

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-216372 and 333-216372-01

Dated October 9, 2018

Citigroup Global Markets Holdings Inc. $3,000,000 Capped Airbag GEARS

Linked to the Shares of the iShares® MSCI Emerging Markets ETF Due November 8, 2019

All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description

The Capped Airbag GEARS offered by this pricing supplement (the “securities”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), with a return at maturity linked to the performance of the shares of the iShares® MSCI Emerging Markets ETF (the “underlying”) from the initial underlying price to the final underlying price. If the underlying return is positive, the issuer will repay the stated principal amount of the securities at maturity and pay a return equal to the underlying return multiplied by the upside gearing of 2.00, but no more than the maximum gain of 15.80%. If the underlying return is zero or negative and the final underlying price is greater than or equal to the downside threshold, the issuer will repay the stated principal amount of the securities at maturity. However, if the underlying return is negative and the final underlying price is less than the downside threshold, the issuer will pay you less than the stated principal amount, and possibly nothing, at maturity. In this case, you will be exposed to the downside performance of the underlying beyond the threshold percentage at a rate greater than 1-for-1. Specifically, you will be exposed to a decrease of 1.1111% in your initial investment for each 1% decline in the underlying in excess of the threshold percentage from the trade date to the final valuation date, up to a 100% loss of your investment. Investing in the securities involves significant risks. You may lose a substantial portion or all of your initial investment. The securities do not pay interest. You will not receive dividends or other distributions paid on the underlying or the stocks held by the ETF. The contingent repayment of the stated principal amount applies only if you hold the securities to maturity. Any payment on the securities, including any repayment of the stated principal amount provided at maturity, is subject to the creditworthiness of the issuer and the guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the securities and you could lose your entire investment.

Features

❑ Enhanced Growth Potential Subject to the Maximum Gain — If the underlying return is positive, the issuer will repay the stated principal amount of the securities at maturity and pay a return equal to the underlying return multiplied by the upside gearing, but no more than the maximum gain. The upside gearing feature will provide leveraged exposure to a limited range of positive performance of the underlying. If the underlying return is negative, investors may be exposed on a leveraged basis to the decline in the underlying at maturity, subject to the threshold percentage.

❑ Downside Exposure with Contingent Repayment of Principal at Maturity — If the underlying return is zero or negative and the final underlying price is greater than or equal to the downside threshold, the issuer will repay the stated principal amount of the securities at maturity. However, if the underlying return is negative and the final underlying price is less than the downside threshold, the issuer will pay you less than the stated principal amount of the securities, and possibly nothing, at maturity. In this case, you will be exposed to the downside performance of the underlying beyond the threshold percentage at a rate greater than 1-for-1. Specifically, you will be exposed to a decrease of 1.1111% in your initial investment for each 1% decline in the underlying in excess of the threshold percentage from the trade date to the final valuation date, up to a 100% loss of your investment. The contingent repayment of the stated principal amount applies only if you hold the securities to maturity. Any payment on the securities is subject to the creditworthiness of the issuer and the guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the securities and you could lose your entire investment.

Key Dates
Strike date	October 5, 2018
Trade date	October 9, 2018
Settlement date[1]	October 12, 2018
Final valuation date[2]	November 5, 2019
Maturity date	November 8, 2019
[1] See “Supplemental Plan of Distribution” in this pricing supplement for additional information. [2] See page PS-3 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL AMOUNT OF YOUR INITIAL INVESTMENT IN THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE DOWNSIDE MARKET RISK OF THE UNDERLYING, SUBJECT TO THE THRESHOLD PERCENTAGE. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND, ACCORDINGLY, MAY HAVE LIMITED OR NO LIQUIDITY.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “SUMMARY RISK FACTORS” BEGINNING ON PAGE PS-4 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS RELATING TO THE SECURITIES” BEGINNING ON PAGE EA-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Capped Airbag GEARS Linked to the Shares of the iShares® MSCI Emerging Markets ETF. Any return at maturity will be determined by the performance of the underlying. The securities are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc. The initial underlying price and the downside threshold were set on the strike date.

Underlying	Initial Underlying Price	Upside Gearing	Downside Gearing	Maximum Gain	Downside Threshold	Threshold Percentage	CUSIP / ISIN
Shares of the iShares® MSCI Emerging Markets ETF (Ticker: EEM)	$40.84	2.00	1.1111	15.80%	$36.756, 90.00% of the initial underlying price	10.00%	17326X439 / US17326X4390

See “Additional Terms Specific to the Securities” in this pricing supplement. The securities will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per security	$1,000.00	$5.00	$995.00
Total	$3,000,000.00	$15,000.00	$2,985,000.00
(1)	On the date of this pricing supplement, the estimated value of the securities is $990.40 per security, which is less than the issue price. The estimated value of the securities is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2)	The underwriting discount is $5.00 per security. CGMI, acting as principal, has agreed to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. has agreed to sell to CGMI, the aggregate stated principal amount of the securities set forth above for $995.00 per security. UBS Financial Services Inc. (“UBS”), acting as principal, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the securities for $995.00 per security. UBS will receive an underwriting discount of $5.00 per security for each security it sells. UBS proposes to offer the securities to the public at a price of $1,000.00 per security. For additional information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Securities

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an ETF and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement. You may access the accompanying product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for April 7, 2017 on the SEC website):

♦	Product Supplement No. EA-02-06 dated April 7, 2017:

https://www.sec.gov/Archives/edgar/data/200245/000095010317003407/dp74979_424b2-par.htm

♦	Underlying Supplement No. 7 dated July 16, 2018:

https://www.sec.gov/Archives/edgar/data/200245/000095010318008530/dp93384_424b2-us7.htm

♦	Prospectus Supplement and Prospectus each dated April 7, 2017:

https://www.sec.gov/Archives/edgar/data/831001/000119312517116348/d370918d424b2.htm

References to “Citigroup Global Markets Holdings Inc.,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “securities” refers to the Capped Airbag GEARS Linked to the Shares of the iShares® MSCI Emerging Markets ETF that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the securities supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your decision to invest in the securities.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-4 of this pricing supplement, “The iShares® MSCI Emerging Markets ETF” beginning on page PS-9 of this pricing supplement, “Risk Factors Relating to the Securities” beginning on page EA-6 of the accompanying product supplement and “Fund Descriptions— The iShares® ETFs” beginning on page US-142 of the accompanying underlying supplement.

The securities may be suitable for you if, among other considerations:

♦	You fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that is subject to leveraged downside market exposure to any decline of the underlying in excess of the threshold percentage.

♦	You believe that the price of the underlying will increase over the term of the securities and are willing to give up any appreciation in excess of the maximum gain.

♦	You understand and accept that your potential return is limited by the maximum gain and you are willing to invest in the securities based on the maximum gain indicated on the cover page hereof.

♦	You can tolerate fluctuations in the value of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying.

♦	You do not seek current income from your investment and are willing to forgo dividends or any other distributions paid on the underlying for the term of the securities.

♦	You are willing to invest in the securities based on the downside gearing and downside threshold indicated on the cover page hereof.

♦	You understand and accept the risks associated with the underlying.

♦	You are willing and able to hold the securities to maturity, and accept that there may be little or no secondary market for the securities and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the securities.

♦	You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the securities, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations you might not receive any amounts due to you, including any repayment of the stated principal amount.

The securities may not be suitable for you if, among other considerations:

♦	You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

♦	You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦	You cannot tolerate the loss of all or a substantial portion of your initial investment, or you are not willing to make an investment that is subject to leveraged downside market exposure to any decline of the underlying in excess of the threshold percentage.

♦	You believe that the price of the underlying will decline during the term of the securities and the final underlying price is likely to close below the downside threshold on the final valuation date, exposing you to leveraged downside market exposure to any decline of the underlying in excess of the threshold percentage, or you believe the underlying will appreciate over the term of the securities by more than the maximum gain.

♦	You seek an investment that participates in the full appreciation in the price of the underlying or that has unlimited return potential, or you are unwilling to invest in the securities based on the maximum gain indicated on the cover page hereof.

♦	You cannot tolerate fluctuations in the value of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying.

♦	You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the underlying for the term of the securities.

♦	You are unwilling to invest in the securities based on the downside gearing and downside threshold indicated on the cover page hereof.

♦	You do not understand or accept the risks associated with the underlying.

♦	You are unwilling or unable to hold the securities to maturity or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the securities, including any repayment of the stated principal amount.

Final Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per security
Stated principal amount	$1,000.00 per security
Term	Approximately 13 months
Strike date	October 5, 2018
Trade date	October 9, 2018
Settlement date	October 12, 2018. See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Final valuation date[1]	November 5, 2019
Maturity date	November 8, 2019
Underlying	Shares of the iShares® MSCI Emerging Markets ETF (Ticker: EEM) (the “ETF”)
Maximum gain	15.80%
Downside threshold	90.00% of the initial underlying price, as set forth on the cover hereof
Upside gearing	2.00
Downside gearing	1.1111
Threshold percentage	10.00%
Payment at maturity (per $1,000.00 stated principal amount of securities)

If the underlying return is positive, Citigroup Global Markets Holdings Inc. will pay you a cash payment per $1,000.00 stated principal amount of securities that provides you with the stated principal amount of $1,000.00 plus a return equal to the underlying return multiplied by the upside gearing, but no more than the maximum gain, calculated as follows:

$1,000.00 × (1 + the lesser of (i) underlying return × upside gearing and (ii) maximum gain)

If the underlying return is zero or negative and the final underlying price is greater than or equal to the downside threshold on the final valuation date, Citigroup Global Markets Holdings Inc. will pay you a cash payment of $1,000.00 per $1,000.00 stated principal amount of securities.

If the underlying return is negative and the final underlying price is less than the downside threshold on the final valuation date, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity that is less than your stated principal amount and may be zero, resulting in a loss of approximately 1.1111% for each 1% decline in the underlying in excess of the threshold percentage from the trade date to the final valuation date. Accordingly, the payment at maturity per security would be calculated as follows:

$1,000.00 + [$1,000.00 × downside gearing × (underlying return + threshold percentage)]

Accordingly, you will lose approximately 1.1111% of the stated principal amount of the securities for each 1% decline in the underlying in excess of the threshold percentage from the trade date to the final valuation date. You may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the underlying declines.

Underlying return	final underlying price – initial underlying price initial underlying price
Initial underlying price	The closing price of the underlying on the strike date, as set forth on the cover hereof
Final underlying price	The closing price of the underlying on the final valuation date

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF THE STATED PRINCIPAL AMOUNT OF THE SECURITIES. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Strike date:	The closing price of the underlying (initial underlying price) is observed and the downside threshold is determined.

Maturity date:

The final underlying price is determined on the final valuation date and the underlying return is calculated.

If the underlying return is positive, Citigroup Global Markets Holdings Inc. will pay you a cash payment per $1,000.00 stated principal amount of securities that provides you with the stated principal amount of $1,000.00 plus a return equal to the underlying return multiplied by the upside gearing, but no more than the maximum gain, calculated as follows:

$1,000.00 × (1 + the lesser of (i) underlying return × upside gearing and (ii) maximum gain)

If the underlying return is zero or negative and the final underlying price is greater than or equal to the downside threshold on the final valuation date, Citigroup Global Markets Holdings Inc. will pay you a cash payment of $1,000.00 per $1,000.00 stated principal amount of securities.

If the underlying return is negative and the final underlying price is less than the downside threshold on the final valuation date, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity that is than your stated principal amount and may be zero, resulting in a loss of approximately 1.1111% for each 1% decline in the underlying in excess of the threshold percentage from the trade date to the final valuation date. Accordingly, the payment at maturity per security would be calculated as follows:

$1,000.00 + [$1,000.00 × downside gearing × (underlying return + threshold percentage)]

____________________

[1]	Subject to postponement as described under “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose some or all of your investment — The securities differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your securities at maturity. Instead, your return on the securities is linked to the performance of the underlying and will depend on whether, and the extent to which, the underlying return is positive or negative. If the final underlying price is less than the downside threshold, you will be exposed on a leveraged basis to the decline in the underlying from the trade date to the final valuation date. You should understand that any depreciation of the underlying beyond the threshold percentage will result in a loss of more than 1% of your initial investment for each 1% by which the depreciation exceeds the threshold percentage. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment in the securities.

♦	The initial underlying price, which has been set on the strike date, may be higher than the closing price of the underlying on the trade date — If the closing price of the underlying on the trade date is less than the initial underlying price that has been set on the strike date, the terms of the securities may be less favorable to you than the terms of an alternative investment that may be available to you that offers a similar payout as the securities but with the initial underlying price of the underlying set on the trade date.

♦	The securities do not pay interest — Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

♦	The appreciation potential of the securities is limited by the maximum gain — Your potential total return on the securities at maturity is limited by the maximum gain. As a result, the return on an investment in the securities may be less than the return on a hypothetical direct investment in the underlying. In addition, the maximum gain reduces the effect of the upside gearing for all final underlying prices exceeding the final underlying price at which, by multiplying the corresponding underlying return by the upside gearing, the maximum gain is reached.

♦	The repayment of principal is contingent, and you will have leveraged downside exposure to any decline in the underlying in excess of the threshold percentage — If, on the final valuation date, the closing price of the underlying is less than the initial underlying price but greater than or equal to the downside threshold, you will receive your stated principal amount at maturity. However, if the final underlying price is below the downside threshold, the contingent repayment of principal will not apply, and you will be exposed on a leveraged basis to the decline in the underlying from the strike date to the final valuation date. As a result, you may lose your entire investment in the securities. Further, this contingent repayment of principal applies only if you hold the security to maturity. If you are able to sell the securities prior to maturity, you may have to sell them for a loss even if the price of the underlying is greater than the downside threshold at that time. See “The value of the securities prior to maturity will fluctuate based on many unpredictable factors” below.

♦	You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the underlying — As of October 9, 2018, the trailing 12-month dividend yield of the underlying was approximately 2.42% per year. While it is impossible to know the future dividend yield of the underlying, if this trailing 12-month dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of approximately 2.62% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the underlying or in another investment linked to the underlying that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

♦	Your payment at maturity depends on the closing price of the underlying on a single day — Because your payment at maturity depends on the closing price of the underlying solely on the final valuation date, you are subject to the risk that the closing price of the underlying on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in the underlying or in another instrument linked to the underlying that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing prices of the underlying, you might have achieved better returns.

♦	The probability that the underlying will fall below the downside threshold on the final valuation date will depend in part on the volatility of the underlying — “Volatility” refers to the frequency and magnitude of changes in the price of the underlying. In general, the greater the volatility of the underlying, the greater the probability that the underlying will experience a large decline over the term of the securities and fall below the downside threshold on the final valuation date. The underlying has historically experienced significant volatility. As a result, there is a significant risk that the underlying will fall below the downside threshold on the final valuation date and that you will incur a significant loss on your investment in the securities. The terms of the securities are set, in part, based on expectations about the volatility of the underlying as of the trade date. If expectations about the volatility of the underlying change over the term of the securities, the value of the securities may be adversely affected, and if the actual volatility of the underlying proves to be greater than initially expected, the securities may prove to be riskier than expected on the trade date.

♦	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the securities will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the securities. As a result, the value of the securities prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the securities.

♦	The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity — The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

♦	The estimated value of the securities on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying, the dividend yield on the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

♦	The estimated value of the securities would be lower if it were calculated based on our secondary market rate — The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

♦	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market — Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

♦	The value of the securities prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Securities” below, the payout on the securities could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the securities at issuance and the value of the securities prior to maturity. Accordingly, the value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying, the dividend yield on the underlying, interest rates generally, changes in the exchange rate between the U.S. dollar and each of the currencies in which the stocks that are held by the iShares® MSCI Emerging Markets ETF trade, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer, including the potential application of the upside gearing, the downside threshold and the threshold percentage, only applies if you hold the securities to maturity.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

♦	Our offering of the securities is not a recommendation of the underlying — The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying or the stocks held by the ETF or in instruments related to the underlying or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates may affect the price of the underlying in a way that has a negative impact on your interests as a holder of the securities.

♦	Fluctuations in exchange rates will affect the price of the underlying — Because the underlying invests in non-U.S. companies and the net asset value of the underlying is based on the U.S. dollar value of the stocks held by the ETF, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such stocks trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to the relevant country, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region. An investor's net exposure will depend on the extent to which the currencies of the applicable countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the stocks held by the ETF, the price of the underlying will be adversely affected for that reason alone and the payment at maturity on the securities may be reduced. Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States. and other countries important to international trade and finance.

♦	The underlying is subject to risks associated with investments linked to the value of emerging markets equity securities — The stocks composing the ETF and that are generally tracked by the underlying have been issued by companies in various emerging markets. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Countries with emerging markets may have relatively unstable governments, present the risks of nationalization of businesses, have restrictions on foreign ownership and prohibitions on the repatriation of assets and have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, be highly vulnerable to changes in local or global trade conditions and suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities — Any such research, opinions or recommendations could affect the closing price of the underlying and the value of the securities. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the price of the underlying and may have a negative impact on your interests as a holder of the securities. Investors should make their own independent investigation of the merits of investing in the securities and the underlying to which the securities are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the securities — We have hedged our exposure under the securities through CGMI or other of our affiliates, who have entered into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlying or the stocks held by the ETF and other financial instruments related to the underlying or such stocks and may adjust such positions during the term of the securities. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. Our affiliates and UBS and its affiliates may also engage in trading in instruments linked to the underlying on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the closing price of the underlying and reduce the return on your investment in the securities. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the underlying. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the securities.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the issuer of the underlying or the issuers of the stocks held by the ETF, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	Even if the ETF pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement — In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing price of the underlying on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying by the amount of the dividend per share. If the ETF pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

♦	The securities may become linked to an asset other than the original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying — For example, if the ETF enters into a merger agreement that provides for holders of the underlying to receive shares of another entity, the shares of such other entity will become the underlying for all purposes of the securities upon consummation of the merger. Additionally, if the underlying is delisted or the ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the underlying. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an ETF” in the accompanying product supplement.

♦	An adjustment is not required to be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of the underlying — For example, an adjustment will not be made for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments that are made may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying would not.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities — If certain events occur, such as market disruption events, events with respect to the ETF that may require a dilution adjustment or the delisting of the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity. Such judgments could include, among other things, any price required to be determined under the securities. In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect your payment at maturity. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred;

♦	if a market disruption event occurs on the final valuation date, determining whether to postpone the final valuation date;

♦	determining the price of the underlying if the price of the underlying is not otherwise available or a market disruption event has occurred;

♦	determining the appropriate adjustments to be made to the initial underlying price upon the occurrence of an event described under “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement; and

♦	selecting a successor ETF or performing an alternative calculation of the price of the underlying if the underlying is delisted or the ETF is liquidated or otherwise terminated (see “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

♦	The price and performance of the underlying may not completely track the performance of the index underlying the ETF or the net asset value per share of the ETF— The ETF does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in its underlying index. In addition, the performance of the underlying will reflect transaction costs and fees of the ETF that are not included in the calculation of the index underlying the ETF. In addition, the ETF may not hold all of the shares included in, and may hold securities and derivative instruments that are not included in, the index underlying the ETF. All of these factors may lead to a lack of correlation between the performance of the underlying and the ETF’s underlying index. In addition, corporate actions with respect to the equity securities constituting the ETF’s underlying index or held by the ETF (such as mergers and spin-offs) may impact the variance between the performances of the underlying and the ETF’s underlying index. Finally, because the underlying is traded on NYSE Arca, Inc. and is subject to market supply and investor demand, the market value of the underlying may differ from the net asset value per share of the underlying.

During periods of market volatility, securities underlying the ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying and the liquidity of the underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the ETF. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell the underlying. As a result, under these circumstances, the market value of the underlying may vary substantially from the net asset value per share of the underlying. For all of the foregoing reasons, the performance of the underlying may not correlate with the performance of the ETF’s underlying index and/or the net asset value per share of the underlying, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your payment at maturity.

♦	Changes made by the investment adviser to the ETF or by the sponsor of the index underlying the ETF may adversely affect the underlying— We are not affiliated with the investment adviser to the ETF or with the sponsor of the index underlying the ETF. Accordingly, we have no control over any changes such investment adviser or sponsor may make to the ETF or the index underlying the ETF. Such changes could be made at any time and could adversely affect the performance of the underlying.

♦	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors in respect of certain financial instruments linked to U.S. equities. In light of Treasury regulations, as modified by an IRS notice, that provide a general exemption for financial instruments issued prior to January 1, 2021 that do not have a “delta” of one, the securities should not be subject to withholding under Section 871(m). However, the IRS could challenge this conclusion. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The diagram below illustrates your hypothetical payment at maturity for a range of hypothetical percentage changes from the initial underlying price to the final underlying price.

Investors in the securities will not receive any dividends that may be paid on the underlying. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors— You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the underlying” above.

The following table and hypothetical examples below illustrate the payment at maturity per $1,000.00 stated principal amount of securities for a hypothetical range of performances for the underlying from -100.00% to +100.00% and assume an initial underlying price of $40.84, a maximum gain of 15.80%, an upside gearing of 2.00, a downside gearing of 1.1111 and a downside threshold of $36.756 (90.00% of the initial underlying price). The hypothetical payment at maturity examples set forth below are for illustrative purposes only and are not the actual returns applicable to a purchaser of the securities. The actual payment at maturity will be determined based on the final underlying price. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table and in the examples below have been rounded for ease of analysis.

Final Underlying Price	Underlying Return	Payment at Maturity	Total Return on Securities at Maturity(1)
$81.68	100.00%	$1,158.00	15.80%
$77.60	90.00%	$1,158.00	15.80%
$73.51	80.00%	$1,158.00	15.80%
$69.43	70.00%	$1,158.00	15.80%
$65.34	60.00%	$1,158.00	15.80%
$61.26	50.00%	$1,158.00	15.80%
$57.18	40.00%	$1,158.00	15.80%
$53.09	30.00%	$1,158.00	15.80%
$49.01	20.00%	$1,158.00	15.80%
$44.92	10.00%	$1,158.00	15.80%
$44.07	7.90%	$1,158.00	15.80%
$42.88	5.00%	$1,100.00	10.00%
$40.84	0.00%	$1,000.00	0.00%

$36.76	-10.00%	$1,000.00	0.00%
$36.74	-10.05%	$999.44	–0.06%
$32.67	-20.00%	$888.88	–11.11%
$28.59	-30.00%	$777.77	–22.22%
$24.50	-40.00%	$666.66	–33.33%
$20.42	-50.00%	$555.55	–44.45%
$16.34	-60.00%	$444.44	–55.56%
$12.25	-70.00%	$333.33	–66.67%
$8.17	-80.00%	$222.22	–77.78%
$4.08	-90.00%	$111.11	–88.89%
$0.00	-100.00%	$0.00	–100.00%

(1) The “Total Return on Securities at Maturity” is calculated as (a) the payment at maturity per security minus the $1,000.00 issue price per security divided by (b) the $1,000.00 issue price per security.

Example 1 — The final underlying price of $49.01 is greater than the initial underlying price of $40.84, resulting in an underlying return of 20.00%. Because the underlying return of 20.00% multiplied by the upside gearing of 2.00 is greater than the maximum gain of 15.80%, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus a return equal to the maximum gain of 15.80%, resulting in a payment at maturity of $1,158.00 per $1,000.00 stated principal amount of securities (a total return at maturity of 15.80%*), calculated as follows:

$1,000.00 × (1 + the lesser of (i) underlying return × upside gearing and (ii) maximum gain)

$1,000.00 × (1 + the lesser of (i) 20.00% × 2.00 and (ii) 15.80%)

$1,000.00 × (1 + 15.80%) = $1,158.00

In this example, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlying.

Example 2 — The final underlying price of $44.92 is greater than the initial underlying price of $40.84, resulting in an underlying return of 10.00%. Because the underlying return of 10.00% multiplied by the upside gearing of 2.00 is greater than the maximum gain of 15.80%, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus a return equal to the maximum gain of 15.80%, resulting in a payment at maturity of $1,158.00 per $1,000.00 stated principal amount of securities (a total return at maturity of 15.80%*), calculated as follows:

$1,000.00 × (1 + the lesser of (i) underlying return × upside gearing and (ii) maximum gain)

$1,000.00 × (1 + the lesser of (i) 10.00% × 2.00 and (ii) 15.80%)

$1,000.00 × (1 + 15.80%) = $1,158.00

Example 3 — The final underlying price of $42.88 is greater than the initial underlying price of $40.84, resulting in an underlying return of 5.00%. Because the underlying return of 5.00% multiplied by the upside gearing of 2.00 is less than the maximum gain of 15.80%, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus a return equal to 10.00%, resulting in a payment at maturity of $1,100.00 per $1,000.00 stated principal amount of securities (a total return at maturity of 10.00%*), calculated as follows:

$1,000.00 ×  (1 + the lesser of (i) underlying return × upside gearing and (ii) maximum gain)

$1,000.00 × (1 + the lesser of (i) 5.00% × 2.00 and (ii) 15.80%)

$1,000.00 × (1 + (5.00% × 2.00)) = $1,100.00

Example 4 — The final underlying price of $38.80 is less than the initial underlying price of $40.84 (resulting in an underlying return of –5.00%) but greater than the downside threshold of $36.756. Because the underlying return is negative and the final underlying price is greater than the downside threshold, Citigroup Global Markets Holdings Inc. would pay you a payment at maturity of $1,000.00 per $1,000.00 stated principal amount of securities (a total return at maturity of 0.00%*).

Example 5 — The final underlying price of $12.25 is less than the initial underlying price of $40.84 (resulting in an underlying return of –70.00%) and less than the downside threshold of $36.756. Because the underlying return is negative and the final underlying price is less than the downside threshold, Citigroup Global Markets Holdings Inc. would pay you less than the full stated principal amount at maturity, resulting in a loss of 1.1111% of the stated principal amount for every 1% by which the decline exceeds the threshold percentage. In this example, you would receive a payment at maturity of $333.00 per $1,000.00 stated principal amount of securities (a total return at maturity of -66.67%*), calculated as follows:

$1,000.00 + [$1,000.00 × downside gearing × (underlying return + threshold percentage)]

$1,000.00 + [$1,000.00 × 1.1111 × (–70.00% + 10.00%)]

$1,000.00 + [$1,111.11 × –60.00%] = $333.33

If the final underlying price is less than the downside threshold, you will lose some, and possibly all, of the stated principal amount of your securities. Any payment on the securities, including any repayment of the stated principal amount at maturity, is subject to the creditworthiness of the issuer and the guarantor, and if the issuer and the guarantor were to default on their obligations, you could lose your entire investment.

* The “total return at maturity” is calculated as (a) the payment at maturity per security minus the $1,000.00 issue price per security divided by (b) the $1,000.00 issue price per security.

The iShares® MSCI Emerging Markets ETF

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index. However, for purposes of the securities, the performance of the iShares® MSCI Emerging Markets ETF will reflect only its price performance, as any dividends paid on the shares of the iShares® MSCI Emerging Markets ETF will not be factored into a determination of the closing price of the iShares® MSCI Emerging Markets ETF. The MSCI Emerging Markets Index was developed by MSCI Inc. as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.

The iShares® MSCI Emerging Markets ETF is an investment portfolio managed by iShares® Inc. BlackRock Fund Advisors is the investment advisor to the iShares® MSCI Emerging Markets ETF. iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The iShares® MSCI Emerging Markets ETF trades on the NYSE Arca, Inc. under the ticker symbol “EEM.”

Please refer to the section “Fund Descriptions— The iShares® ETFs” in the accompanying underlying supplement for important disclosures regarding the iShares® MSCI Emerging Markets ETF.

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying. We have derived all disclosures contained in this pricing supplement regarding the ETF from the publicly available documents described above. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the ETF.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying.

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices of, and dividends paid, on the underlying from January 2, 2008 through October 9, 2018. The closing price of the underlying on October 9, 2018 was $40.75. The actual initial underlying price will be the closing price of the underlying on the trade date. We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. Since its inception, the price of the underlying has experienced significant fluctuations. The historical performance of the underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the underlying during the term of the securities. We cannot give you assurance that the performance of the underlying will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the underlying will pay in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the underlying.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
1/2/2008	3/31/2008	$50.37	$42.17	$0.648931
4/1/2008	6/30/2008	$51.70	$44.43	$0.517255
7/1/2008	9/30/2008	$44.43	$31.33	$0.000000
10/1/2008	12/31/2008	$33.90	$18.22	$0.340423
1/2/2009	3/31/2009	$27.09	$19.94	$0.000000
4/1/2009	6/30/2009	$34.64	$25.65	$0.247284
7/1/2009	9/30/2009	$39.29	$30.75	$0.000000
10/1/2009	12/31/2009	$42.07	$37.56	$0.322891
1/4/2010	3/31/2010	$43.22	$36.83	$0.012012
4/1/2010	6/30/2010	$43.98	$36.16	$0.261603
7/1/2010	9/30/2010	$44.77	$37.59	$0.000000
10/1/2010	12/31/2010	$48.58	$44.77	$0.359415
1/3/2011	3/31/2011	$48.69	$44.63	$0.025122
4/1/2011	6/30/2011	$50.21	$45.50	$0.460916
7/1/2011	9/30/2011	$48.46	$34.95	$0.000000
10/3/2011	12/30/2011	$42.80	$34.36	$0.346963
1/3/2012	3/30/2012	$44.76	$38.23	$0.000000
4/2/2012	6/29/2012	$43.54	$36.68	$0.468357
7/2/2012	9/28/2012	$42.37	$37.42	$0.000000

10/1/2012	12/31/2012	$44.35	$40.14	$0.262327
1/2/2013	3/28/2013	$45.20	$41.80	$0.014234
4/1/2013	6/28/2013	$44.23	$36.63	$0.000000
7/1/2013	9/30/2013	$43.29	$37.34	$0.492599
10/1/2013	12/31/2013	$43.66	$40.44	$0.365778
1/2/2014	3/31/2014	$40.99	$37.09	$0.000000
4/1/2014	6/30/2014	$43.95	$40.82	$0.000000
7/1/2014	9/30/2014	$45.85	$41.56	$0.340630
10/1/2014	12/31/2014	$42.44	$37.73	$0.535021
1/2/2015	3/31/2015	$41.07	$37.92	$0.000000
4/1/2015	6/30/2015	$44.09	$39.04	$0.000000
7/1/2015	9/30/2015	$39.78	$31.32	$0.301252
10/1/2015	12/31/2015	$36.29	$31.55	$0.500839
1/4/2016	3/31/2016	$34.28	$28.25	$0.000000
4/1/2016	6/30/2016	$35.26	$31.87	$0.265983
7/1/2016	9/30/2016	$38.20	$33.77	$0.000000
10/3/2016	12/30/2016	$38.10	$34.08	$0.396208
1/3/2017	3/31/2017	$39.99	$35.43	$0.000000
4/03/2017	06/30/2017	$41.93	$38.81	$0.191711
7/03/2017	09/29/2017	$45.85	$41.05	$0.000000
10/02/2017	12/29/2017	$47.81	$44.82	$0.696547
1/02/18	03/29/18	$52.08	$45.69	$0.000000
4/02/18	06/29/18	$48.14	$42.33	$0.289868
7/02/18	09/28/18	$45.03	$41.14	$0.000000
10/01/18	10/09/18*	$42.93	$40.75	$0.000000

* As of the date of this pricing supplement, available information for the fourth calendar quarter of 2018 includes data for the period from October 1, 2018 through October 9, 2018. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2018.

The graph below illustrates the performance of the underlying from January 2, 2008 to October 9, 2018. The closing price of the underlying on October 9, 2018 was $40.75. We obtained the closing prices of the underlying from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing prices of the underlying should not be taken as an indication of future performance and no assurance can be given as to the final underlying price or any future closing price of the underlying. We cannot give you assurance that the performance of the underlying will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, any gain or loss recognized upon a sale, exchange or retirement of a security should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code, with respect to the underlying. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Although the matter is unclear, the “net underlying long-term capital gain” may equal the amount of long-term capital gain you would have realized if on the issue date you had purchased an amount of the underlying with a value equal to the amount you paid to acquire your securities and subsequently sold that amount for its fair market value at the time your securities are sold, exchanged or retired (which would reflect the percentage increase, without regard to the upside participation rate, in the value of the underlying over the term of the securities). Alternatively, the “net underlying long-term capital gain” could be calculated using an amount of the underlying that reflects the upside participation rate used to calculate the payment that you will receive on your securities. Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Potential Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

Subject to the discussions below under “Possible Withholding Under Section 871(m) of the Code” and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Possible Withholding Under Section 871(m) of the Code. As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the securities are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the securities, will receive an underwriting discount of $5.00 for each security sold in this offering. UBS, as agent for sales of the securities, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the securities sold in this offering for $995.00 per security. UBS proposes to offer the securities to the public at a price of $1,000.00 per security. UBS will receive an underwriting discount of $5.00 per security for each security it sells to the public. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the securities are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the settlement date for the securities is more than two business days after the trade date, investors who wish to sell the securities at any time prior to the second business day preceding the settlement date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. It is expected that CGMI or such other affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect the closing price of the underlying and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

During a temporary adjustment period immediately following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately 2 months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the securities and other factors that cannot be predicted. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 7, 2017, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 7, 2017, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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